Exhibit 99.2

TELKONET, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Telkonet, Inc. (“Telkonet,” “we,” “us,” or “our”) and Ethostream, LLC (“Ethostream”) after giving effect to our acquisition of 100% of the outstanding membership units and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We acquired 100% of the outstanding membership units of Ethostream on March 15, 2007. The proforma balance sheet was prepared as if the acquisition occurred on December 31, 2006 and the statements of operations were prepared as if the acquisition had occurred on the first day of each period presented.

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had Telkonet and Ethostream been operating as combined entities for the periods presented. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Telkonet included in our Form 10-K for the year ended December 31, 2006, and the historical financial statements included elsewhere in this Form 8-K/A.

Telkonet, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2006

	Historical			Pro Forma
	Telkonet, Inc.	Ethostream	Combined Total	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,644,037	$19,758	$1,663,795	$(2,000,000	) (1)	$(336,205)
Income tax receivable	291,000	-	291,000	-		291,000
Accounts Receivable, net of allowance for doubtful accounts of $180,000	295,116	574,868	869,984	-		869,984
Inventory	1,306,593	153,539	1,460,132	-		1,460,132
Current maturities of notes receivable	-	37,799	37,799	-		37,799
Due from related party	-	30,088	30,088	-		30,088
Other	229,333	-	229,333	-		229,333
Total current assets	3,766,079	816,052	4,582,131	$(2,000,000)		2,582,131

Long Term Assets:
Property and equipment, net	1,628,788	55,793	1,684,581	-		1,684,581
Equipment under operating leases, net	2,621,767	-	2,621,767	-		2,621,767
Intangible assets, net	2,181,602	-	2,181,602	2,900,000	(1)	5,081,602
Goodwill	1,977,768	-	1,977,768	8,639,234	(1)	10,617,002
Note receivable, less current portion	-	27,671	27,671	-		27,671
Other	340,512	3,628	344,140	-		344,140
Total other assets	8,750,437	87,092	8,837,529	11,539,234		20,376,763

	$12,516,516	$903,144	$13,419,660	$9,539,234		$22,958,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Credit Line Payable	$-	$197,320	$197,320	$-		$197,320
Current maturities of capital lease obligation	-	6,078	6,078	-		6,078
Accounts payable and accrued liabilities	2,865,144	428,997	3,294,141	150,000	(1)	3,444,141
Note payable - officer	980,444	-	980,444	-		980,444
Due to members	-	13,766	13,766	-		13,766
Customer deposit	-	50,719	50,719	-		50,719
Deferred Revenue	202,144	73,188	275,332	-		275,332
Income tax refund due to officer	291,000	-	291,000	-		291,000
Total current liabilities	4,338,732	770,068	5,108,800	150,000		5,258,800

Long Term Liabilities:
Deferred lease liability	-	11,843	11,843	-		11,843
Other	42,561	10,002	52,563	-		52,563
Total long term liabilities	42,561	21,845	64,406			64,406

Commitments and Contingencies
Minority Interest	-	-	-	-		-

Stockholders’ equity	8,135,223	111,231	8,246,454	9,389,234		17,635,688

	$12,516,516	$903,144	$13,419,660	$9,539,234		$22,958,894

Telkonet, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006

	Historical		Pro Forma
	Telkonet	Ethostream	Pro-forma Adjustments	Combined Balances

Total Revenue	$5,181,328	$3,315,730	-	$8,497,058

Cost of Sales	4,480,659	2,098,612	-	6,579,271

Gross Profit	700,669	1,217,118	-	1,917,787

Costs and Expenses:
Research and Development	1,925,746	-	-	1,925,746
Selling, General and Administrative	14,346,364	1,198,076	-	15,544,440
Impairment write-down in investment in affiliate	92,000	-	-	92,000
Non-Employee Stock Options and Warrants	277,344	-	-	277,344
Employee stock options	1,080,895	-	-	1,080,895
Depreciation and Amortization	540,906	19,428	290,000 (2)	850,334
Total Operating Expense	18,263,255	1,217,504	290,000	19,770,759

Loss from Operations	(17,562,586)	(386)	(290,000)	(17,852,972)

Other Income (Expenses):
Financing activities	(4,626,679)	-	-	(4,626,679)
Officers’ life insurance	-	(4,140)	-	(4,140)
Interest Income	327,184	7,621	-	334,805
Interest Expense	(5,594,604)	(28,754)	-	(5,623,358)
Total Other Income (Expenses)	(9,894,099)	(25,273)	-	(9,919,372)

Loss Before Minority Interest and Provision for Income Taxes	(27,456,685)	(25,659)	(290,000)	(27,772,344)

Minority Interest	19,569	-	-	19,569

Loss before income taxes	(27,437,116)	(25,659)	(290,000)	(27,752,775)
Provision for Income Taxes	-	-	-	-
Net Loss	$(27,437,116)	$(25,659)	$(290,000)	$(27,752,775)

Loss per common share (basic and dilutive)	($0.54)			($0.51)
Weighted average common shares outstanding	50,823,652		3,459,609	54,283,261

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The following unaudited pro forma condensed combined balance sheet is derived from the balance sheets of Ethostream, LLC, a Wisconsin limited liability company (“Ethostream”) and Telkonet, Inc. at December 31, 2006. The unaudited pro forma condensed combined balance sheet reflects our acquisition of 100% of the outstanding membership units of Ethostream by Telkonet, Inc. The proforma balance sheet was prepared as if the acquisition occurred on December 31, 2006 and the statements of operations were prepared as if the acquisition had occurred on the first day of each period presented.

In accordance with the rules and regulations of the SEC, unaudited financial statements may omit or condense information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the financial statements as presented contain disclosures adequate to make the information presented not misleading.

The adjustments necessary to fairly present the unaudited pro forma condensed combined financial statements have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations for any future date or future period. The unaudited pro forma condensed combined financial data should be read in conjunction with the notes hereto.

2. Ethostream, LLC Acquisition

On March 15, 2007, Telkonet, Inc. acquired 100% of the outstanding membership units of Ethostream, LLC, a network solutions integration company that offers installation, sales and service to the hospitality industry. The Ethostream acquisition will enable Telkonet to provide installation and support for PLC products and third party applications to customers across North America. The purchase price of $11,756,097 was comprised of $2.0 million in cash and 3,459,609 shares of the Telkonet, Inc. common stock. The entire stock portion of the purchase price is being held in escrow to satisfy certain potential indemnification obligations of the sellers under the purchase agreement. The shares held in escrow are distributable over the three years following the closing. The aggregate number of shares issuable to the sellers is subject to downward adjustment in the event the Company’s common stock trades at or above a price of $4.50 per share for twenty consecutive trading days during the one year period following the closing.

The acquisition of Ethostream was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The value of the Company’s common stock issued as a part of the acquisition was determined based on the most recent price of the Company's common stock prior to the acquisition date. The results of operations for Ethostream have been included in the Consolidated Statements of Operations since the date of acquisition.  The components of the purchase price were as follows:

As Reported March 15, 2007
Common stock	$9,756,097
Cash	2,000,000
Direct acquisition costs	150,000
Total Purchase Price	$11,906,097

3. Allocation of Purchase Price:

Current assets	$1,029,615
Property, plant and equipment	51,724
Other assets	31,299
Subscriber lists (*)	2,900,000
Goodwill	8,639,234
Total assets acquired	12,651,872
Accounts payable and accrued liabilities	745,775
Total liabilities assumed	745,775
Net assets acquired	$11,906,097

(*) As of May 29, 2007, the attributable value of the subscriber lists has increased to $2,900,000 based upon an up-dated estimate and may be further adjusted upon the completion of an independent appraisal.

4. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

(1) Reflects the $11,906,097 acquisition of Ethostream, LLC by Telkonet, Inc. comprised of $2,000,000 cash and 3,459,609 shares of common stock and accrued acquisition costs.

(2) Reflects the annualized amortization expense of the Ethostream subscriber list based upon a ten year amortization.